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         No. 1



                            Junior Subordinated Note



         This Note has not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred in the absence of such registration or an exemption therefrom under such Act. Furthermore, this Note may be sold or otherwise transferred only in compliance with the conditions specified in the Securities Purchase Agreement (as hereinafter defined), a complete and correct copy of which is available for inspection at the principal office of the Company (as hereinafter defined) and will be furnished without charge to the holder of this Note upon written request.


$600,000                                           as of November 30, 1994


         NRE HOLDINGS, INC., a Delaware corporation (the "Company"), for value received, hereby promises to pay to BANCBOSTON INVESTMENTS INC., a Massachusetts corporation ("BBI"), or its registered assigns, the entire principal amount of SIX HUNDRED THOUSAND DOLLARS ($600,000), payable at the times specified in Section 3 of the Securities Purchase Agreement (as hereinafter defined) and with a final maturity on March 31, 2005 (the "Maturity Date"), and to pay interest on the unpaid principal amount hereof from the date hereof until and including the payment in full of the unpaid principal amount hereof at a rate equal to 6% per annum (computed on the basis of actual number of days elapsed and a 360-day year). The Company hereby promises to pay such interest quarterly in arrears on the first day of each calendar quarter (each, an "Interest Payment Date"), and on the date of the payment in full of the unpaid principal amount hereof. All payments of principal and interest hereof shall be made in lawful money of the United States of America to the account of the holder hereof upon presentation hereof at the principal office of Affilliate at l00 Federal Street, Boston, Massachusetts or at such other place as the holder hereof shall have designated to the Company in writing.

         This Note is one of the Notes of the Company aggregating $600,000 in original authorized principal amount issued pursuant to the Securities Purchase Agreement, dated as of November 30, 1994 (the "Securities Purchase Agreement"), between the Company and BBI. The holder of this Note is entitled to enforce the provisions of the Securities Purchase Agreement and to enjoy the benefits thereof and is






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subject to the obligations thereunder as a holder of a Note.

         The Company may from time to time at its election prepay this Note, in whole or in part, and the maturity hereof may be accelerated by the Majority Holders (as defined in the Securities Purchase Agreement) of the Notes outstanding following an Event of Default (as defined in the Securities Purchase Agreement), all as provided in the Securities Purchase Agreement, to which reference is made for the terms and conditions of such provisions as to prepayment and acceleration.

         Any permitted transfer of this Note is registrable on the note register of the Company upon presentation at the principal office of the Company accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, or on behalf of, the holder hereof. This Note may also be exchanged at such office for one or more Notes in any authorized denominations, as requested by the holder, of a like aggregate unpaid principal amount.

         Prior to due presentment for registration of transfer, the Company and any agent of the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal and interest as herein provided and for all other purposes.

         THE HOLDER OF THIS NOTE, BY ACCEPTANCE HEREOF, AGREES WITH THE COMPANY THAT THIS NOTE SHALL BE SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO ALL SENIOR INDEBTEDNESS (AS DEFINED IN THE SECURITIES PURCHASE AGREEMENT) TO THE EXTENT AND IN THE MANNER PROVIDED IN THE SECURITIES PURCHASE AGREEMENT.








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         This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts and for all purposes shall be construed in accordance with such laws.

                               NRE HOLDINGS, INC.


                                            By:
                                                --------------------------------

                                            Title:
                                                --------------------------------